Marathon Oil Reports First Quarter 2024 Results
Returned $350 Million to Shareholders and Sanctioned Equatorial Guinea Drilling Program

HOUSTON, May 1, 2024 - Marathon Oil Corporation (NYSE: MRO) reported first quarter 2024 net income of $297 million or $0.52 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. Adjusted net income was $317 million or $0.55 per diluted share. Net operating cash flow was $757 million or $861 million before changes in working capital (adjusted CFO). Free cash flow (FCF) was $271 million or $239 million before changes in working capital and including Equatorial Guinea (E.G.) distributions and other financing (adjusted FCF).

Highlights
•Continued delivery on sector-leading commitment to return at least 40% of adjusted CFO to shareholders; returned $349 million or 41% of adjusted CFO to shareholders during first quarter, including $285 million of share repurchases and $64 million base dividend
•Strong financial and operational quarter with no change to full-year production or capital spending guidance
–Generated $271 million of FCF and $239 million of adjusted FCF during first quarter, despite no E.G. cash dividends; expect catch-up in E.G. cash dividends during second quarter
–Delivered first quarter oil production of 181,000 net bopd and first quarter oil-equivalent production of 371,000 net boed, inclusive of winter weather downtime, primarily in the Bakken
–Reiterated midpoints of full year production and capital spending guidance and on track to deliver 2024 program that benchmarks at top of peer group on combination of FCF, capital efficiency, and shareholder returns
•Enhancing capital efficiency and resource recovery organically through extended laterals and ongoing progression of refrac and redevelopment opportunity set
–Brought online 12 three-mile wells during first quarter, delivered at a total per foot well cost more than 20% below comparable two-mile lateral wells; first three-mile Permian pad achieved an average per well 30-day IP rate of over 5,000 net boed
–Disclosing approximately 600 high-quality refrac and redevelopment opportunities across the Bakken and Eagle Ford, with approximately 30% concentrated on the acquired Ensign acreage
•Continued to progress development of E.G. Regional Gas Mega Hub
–Realized uplift in value during first quarter from shift to global LNG pricing for Alba LNG sales
–Sanctioned two Alba infill wells with first gas from both wells expected in 2025
•Enhanced financial flexibility through successful offering of $1.2 billion aggregate principal five and ten-year notes; proceeds used to pay off entirety of remaining variable-rate Term Loan balance and expected to deliver $20 million of annualized net interest savings

“With first quarter results, we continued to build on our multi-year track record of consistent operational execution, strong financial results, and compelling return of capital to our shareholders,” said chairman, president, and CEO Lee Tillman. “During first quarter, we improved our capital efficiency by bringing online 12 three-mile laterals, including one of the strongest pads industry has delivered in the Permian Basin; we enhanced our financial flexibility through a highly successful $1.2 billion bond offering; and we continued to progress the E.G. Regional Gas Mega Hub by sanctioning two high-confidence, low-execution risk infill wells on the Alba Block. The combination of outstanding performance from our extended lateral program and material additions to our refrac and redevelopment opportunity set continue to enhance and further extend our decade-plus of development well inventory life. Bottom line, I’m proud of our team, as we executed according to our plan during first quarter while holding true to our core values of safety and environmental excellence. We remain fully on track to deliver a 2024 program that provides a sector-leading combination of free cash flow, capital efficiency, and shareholder returns.”

Return of Capital & Balance Sheet Enhancement
Marathon Oil’s percentage of CFO framework provides clear visibility to significant return of capital to equity investors, ensuring the shareholder gets the first call on cash flow generation. In a $60/bbl WTI or higher price environment, the Company targets returning a minimum of 40% of CFO to equity investors.

During first quarter, Marathon Oil returned 41% of adjusted CFO to equity investors. First quarter return of capital totaled $349 million, including $285 million of share repurchases and the $64 million base dividend.

Over the trailing ten quarters, since significantly increasing return of capital to equity investors under its current Return of Capital Framework, Marathon Oil has returned $5.8 billion to shareholders. Over this timeframe, Marathon Oil has executed $5.2 billion of share repurchases that have reduced its outstanding share count by 29%, contributing to significant growth in per-share metrics.

During first quarter, the Company successfully completed a public offering of $1.2 billion aggregate principal amount of five and ten-year notes, with a weighted average interest rate of 5.5%. Net proceeds from the offering were used to repay the entirety of outstanding borrowings under the Company’s variable-rate Term Loan facility and are expected to deliver $20 million of annualized net interest savings.

1Q24 Financials
CASH FLOW AND CAPEX: Net cash provided by operations was $757 million during first quarter or $861 million before changes in working capital. First quarter capital expenditures totaled $603 million, consistent with the Company’s prior guidance that 2024 capital expenditures would be approximately 60% weighted to the first half of the year.

BALANCE SHEET AND LIQUIDITY: Marathon Oil ended first quarter with total liquidity of $2.2 billion, including $49 million of cash and cash equivalents and $2.1 billion of available borrowing capacity on its revolving credit facility that matures in 2027. All three primary credit rating agencies continue to rate Marathon Oil investment grade.

ADJUSTMENTS TO NET INCOME: The adjustments to net income for first quarter increased net income by $20 million, primarily due to the income impact associated with unrealized losses on derivative instruments.

1Q24 Operations
UNITED STATES (U.S.): U.S. production averaged 326,000 net boed during first quarter 2024. Oil production averaged 172,000 net bopd. January winter storms negatively affected first quarter oil production by 4,000 net bopd, with the impact primarily concentrated in the Bakken, consistent with prior guidance.

First quarter U.S. unit production cost averaged $6.77 per boe, above the high end of the annual guidance range, consistent with seasonally higher workover activity and lower first quarter production levels. U.S. unit production costs are expected to decline as production increases in coming quarters. The midpoint of Marathon Oil’s full year 2024 U.S. unit production cost guidance remains unchanged.

Excluding joint venture wells, the Company brought a total of 49 gross Company-operated wells to sales during first quarter. First quarter Eagle Ford production averaged 127,000 net boed, including 65,000 net bopd, with 27 gross Company-operated wells to sales. Bakken production averaged 105,000 net boed, including 68,000 net bopd, with 18 gross Company-operated wells to sales. Permian production averaged 48,000 net boed, including 28,000 net bopd, with four gross Company-operated wells to sales. With no gross operated wells to sales, Oklahoma production averaged 45,000 net boed, including 10,000 net bopd.

Marathon Oil continues to organically improve capital efficiency and enhance resource recovery through longer laterals and the ongoing progression of its refrac and redevelopment program. During first quarter, the Company brought 12 three-mile lateral wells to sales (eight in Bakken, three in Permian, one in Eagle Ford) with a total per foot well cost more than 20% below comparable two-mile lateral wells. The Company’s first three-mile lateral pad in the Permian achieved an average per well 30-day IP rate of 5,265 boed (62% oil, 3 wells), and contributed to significant sequential production growth in the Permian. Derisked by recent well results and ongoing technical work, Marathon Oil has also disclosed a refrac and redevelopment opportunity set of approximately 600 high-quality wells, complementary and additive to the Company’s decade-plus of primary drilling inventory. Approximately 30% of the Company’s total refrac and redevelopment opportunities are concentrated on the Ensign Eagle Ford acreage, representing upside to the Company’s acquisition basis.

INTERNATIONAL: During first quarter, Marathon Oil realized the uplift in value from the shift to global LNG pricing for Alba LNG sales. Prior to 2024, the Company primarily sold natural gas to equity method investees via Gas Sales Agreements (GSAs) in the form of feedstock for methanol (to AMPCO, MRO 45% interest) and LNG (to EG LNG, MRO 56% interest) at long-term fixed prices ($0.24 per mcf). Whereas the GSA with AMPCO continues until 2026, the GSA with EG LNG expired, as did the legacy Henry Hub-linked contract under which EG LNG sold Alba LNG.

Beginning January 1, 2024, under new contractual agreements, Marathon Oil is responsible for directly marketing its own share of Alba LNG. The majority of its expected LNG sales over the next five years are covered by a previously announced TTF-linked LNG sales agreement. All 2024 Alba LNG cargos have been contracted at a mix of TTF and JKM indexed pricing. Under the new contractual agreements, Marathon Oil assumes responsibility for shrink and plant losses during liquefaction, which results in a reduction to reported net production and sales volumes for Alba gas sold as LNG. The Company is also subject to an LNG lifting schedule, which may result in an underlift or overlift position.

Starting in first quarter, the revenue from Marathon Oil’s Alba LNG sales into the global market are consolidated in the Company’s financial statements. EG LNG now processes Marathon Oil’s Alba LNG under a tolling and profit-sharing agreement. The tolling and profit-share fees are recorded as related party expense (shipping, handling and other operating expense) in Marathon Oil’s consolidated financials and Marathon Oil’s share of this income for EG LNG is included in income from equity method investments. Equity method accounting continues to be applied to the Alen third party gas, which is also processed by EG LNG under a tolling and profit-sharing agreement.

During first quarter, E.G. production averaged 45,000 net boed, while total sales volumes averaged 43,000 net boed, as a 2,000 net bopd condensate overlift was more than offset by a 24,000 net mcfd (4,000 net boed) LNG underlift. While Marathon Oil continued to sell Alba gas to AMPCO at a fixed-price, during first quarter, the Company began optimizing its operations by diverting a portion of its Alba gas from AMPCO methanol sales to higher-margin LNG sales. Marathon Oil’s Alba LNG sales achieved a realized price of $7.21 per mcf during first quarter, consistent with the Company realizing the uplift in value from the shift to global LNG pricing. Total International net income was $82 million during first quarter, including $39 million of net income from equity method investees. The Company did not receive any cash distributions from equity method companies during first quarter, but expects to receive catch-up dividends from equity method companies during second quarter.

During first quarter, Marathon Oil and its partners also made a final investment decision on two Alba infill wells and have successfully contracted a rig within the West Africa region, expecting a first half 2025 spud date. First gas from both wells is expected during the second half of 2025 and is expected to largely mitigate Alba field base decline for two years, contributing to a relatively flat production profile from full year 2024 to full year 2026. Capital expenditures in 2024 are modest, limited to long lead equipment, and are already included in the Company’s full year 2024 capital budget. The Company anticipates capital spending of approximately $100 million for the infill project in 2025.

2024 Guidance
Marathon Oil’s originally provided 2024 production, capital expenditure, cost, and tax guidance ranges are all unchanged as the Company remains on track to deliver a 2024 program that benchmarks at the top of its peer group on the combination of FCF, capital efficiency, and shareholder returns. The Company continues to expect its capital program to be heavily weighted to the first half of the year, with production expected to increase from first quarter levels. At the midpoint of annual guidance, the Company expects its $2 billion capital program to deliver 190,000 net bopd, 390,000 net boed, and approximately $2.2 billion of adjusted FCF, assuming $80/bbl WTI, $2.50/MMBtu Henry Hub, and $10/MMBtu TTF. Cash flow sensitivities to WTI, Henry Hub, and TTF commodity prices are provided in the Company’s first quarter 2024 earnings presentation.

A slide deck and Quarterly Investor Packet will be posted to the Company’s website following this release. On Thursday, May 2, at 9 a.m. ET, the Company will conduct a question-and-answer webcast/call, which will include forward-looking information. The live webcast, replay and all related materials will be available at https://ir.marathonoil.com/.

About Marathon Oil
Marathon Oil (NYSE: MRO) is an independent oil and gas exploration and production (E&P) company focused on four of the most competitive resource plays in the U.S. - Eagle Ford, Texas; Bakken, North Dakota; Permian in New Mexico and Texas, and STACK and SCOOP in Oklahoma, complemented by a world-class integrated gas business in Equatorial Guinea. The Company’s Framework for Success is founded in a strong balance sheet, ESG excellence and the competitive advantages of a high-quality multi-basin portfolio. For more information, please visit www.marathonoil.com.

Media Relations Contact:
Karina Brooks: 713-296-2191

Investor Relations Contacts:
Guy Baber: 713-296-1892
John Reid: 713-296-4380

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Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income (loss), adjusted net income (loss) per share, net cash provided by operating activities before changes in working capital (adjusted CFO), free cash flow, adjusted free cash flow and reinvestment rate.
Our presentation of adjusted net income (loss) and adjusted net income (loss) per share is a non-GAAP measure. Adjusted net income (loss) is defined as net income (loss) adjusted for gains or losses on dispositions, impairments of proved and certain unproved properties, changes in our valuation allowance, unrealized derivative gains or losses on commodity and interest rate derivative instruments, effects of pension settlements and curtailments and other items that could be considered “non-operating” or “non-core” in nature. Management believes this is useful to investors as another tool to meaningfully represent our operating performance and to compare Marathon to certain competitors. Adjusted net income (loss) and adjusted net income (loss) per share should not be considered in isolation or as an alternative to, or more meaningful than, net income (loss) or net income (loss) per share as determined in accordance with U.S. GAAP.
Our presentation of adjusted CFO is defined as net cash provided by operating activities adjusted for changes in working capital and is a non-GAAP measure. Management believes this is useful to investors as an indicator of Marathon’s ability to generate cash quarterly or year-to-date by eliminating differences caused by the timing of certain working capital items. Adjusted CFO should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of free cash flow is a non-GAAP measure. Free cash flow is defined as net cash provided by operating activities, net of capital expenditures and change in capital accrual. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of adjusted free cash flow is a non-GAAP measure. Adjusted free cash flow before dividend (“adjusted free cash flow”) is defined as adjusted CFO, net of capital expenditures and EG return of capital and other. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Adjusted free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of reinvestment rate is a non-GAAP measure. The reinvestment rate in the context of adjusted free cash flow is defined as capital expenditures divided by adjusted CFO. The reinvestment rate in the context of free cash flow is defined as capital expenditures divided by net cash provided by operating activities. Management believes the reinvestment rate is useful to investors to demonstrate the Company’s commitment to generating cash for use towards investor-friendly purposes (which includes balance sheet enhancement, base dividend and other return of capital).
These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil’s financial and operating performance. These measures should not be considered in isolation or as an alternative to their most directly comparable GAAP financial measures. A reconciliation to their most directly comparable GAAP financial measures can be found in our investor package on our website at https://ir.marathonoil.com/ and in the tables below. Marathon Oil strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding the Company’s future capital budgets and allocations, future performance (both absolute and relative), expected free cash flow, reinvestment rates, returns to investors (including dividends and share repurchases), the timing and cost associated with Alba infill wells and their expected impact to Alba field base decline and production profile, balance sheet enhancement (including interest savings), capital efficiency, well productivity, receipt of E.G. dividends and the timing thereof, unit production costs, business strategy, capital expenditure guidance, production guidance, refrac and redevelopment opportunities, well inventory life, tax guidance and other statements regarding management’s plans and objectives for future operations, are forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “outlook,” “plan,” “positioned,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels for crude oil and condensate, NGLs and natural gas and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the U.S. and Equatorial Guinea, including changes in foreign currency exchange rates, interest rates, inflation rates and global and domestic market conditions; actions taken by the members of the Organization of the Petroleum Exporting Countries (OPEC) and Russia affecting the production and pricing of crude oil and other global and domestic political, economic or diplomatic developments; capital available for exploration and development; risks related to the Company’s hedging activities; voluntary or involuntary curtailments, delays or cancellations of certain drilling activities; well production timing; liabilities or corrective actions resulting from litigation, other proceedings and investigations or alleged violations of law or permits; drilling and operating risks; lack of, or disruption in, access to storage capacity, pipelines or other transportation methods; availability of drilling rigs, materials and labor, including the costs associated therewith; difficulty in obtaining necessary approvals and permits; the availability, cost, terms and timing of issuance or execution of, competition for, and challenges to, mineral licenses and leases and governmental and other permits and rights-of-way, and our ability to retain mineral licenses and leases; non-performance by third parties of contractual or legal obligations, including due to bankruptcy; administrative impediments or unexpected events that may impact dividends or other distributions, and the timing thereof, from our equity method investees; changes in our credit ratings; hazards such as weather conditions, a health pandemic, acts of war or terrorist acts and the government or military response thereto; the impacts of supply chain disruptions that began during the COVID-19 pandemic and the resulting inflationary environment; security threats, including cybersecurity threats and disruptions to our business and operations from breaches of our information technology systems, or breaches of the information technology systems, facilities and infrastructure of third parties with which we transact business; changes in safety, health, environmental, tax and other regulations, requirements or initiatives, including those addressing the impact of global climate change, air emissions or water management; our ability to achieve, reach or otherwise meet initiatives, plans, or ambitions with respect to ESG matters; our ability to pay dividends and make share repurchases; our ability to progress the E.G. Gas Mega Hub and to achieve first gas at our Alba infill wells on schedule; impacts of the Inflation Reduction Act of 2022 and our assumptions relating thereto; the risk that assets we acquire do not perform consistent with our expectations, including with respect to future production or drilling inventory; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2023 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at https://ir.marathonoil.com/. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Consolidated Statements of Income (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(In millions, except per share data)	2024	2023	2023
Revenues and other income:
Revenues from contracts with customers	$1,538	$1,585	$1,567
Net gain (loss) on commodity derivatives	(24)	23	15
Income from equity method investments	39	45	80
Net gain on disposal of assets	—	11	5
Other income (expense)	(2)	27	13
Total revenues and other income	1,551	1,691	1,680
Costs and expenses:
Production	221	221	201
Shipping, handling and other operating, including related party of $15, $0 and $0(a)	169	202	162
Exploration	7	13	15
Depreciation, depletion and amortization	524	549	520
Impairments	—	2	—
Taxes other than income	96	112	95
General and administrative	86	72	82
Total costs and expenses	1,103	1,171	1,075
Income from operations	448	520	605
Net interest and other	(69)	(84)	(82)
Other net periodic benefit credits	3	4	3
Income before income taxes	$382	$440	$526
Provision for income taxes	85	43	109
Net income	$297	$397	$417
Adjusted Net Income
Net income	$297	$397	$417
Adjustments for special items (pre-tax):
Net gain on disposal of assets	—	(11)	(5)
Proved property impairments	—	2	—
Exploratory dry well costs, unproved property impairments and other	—	4	10
Pension settlement	—	—	1
Unrealized (gain) loss on derivative instruments	24	(21)	(2)
Acquisition transaction costs	—	—	1
Other	2	37	(1)
Benefit for income taxes related to special items(b)	(6)	(2)	(1)
Adjustments for special items	20	9	3
Adjusted net income(c)	$317	$406	$420
Per diluted share:
Net income	$0.52	$0.68	$0.66
Adjusted net income(c)	$0.55	$0.69	$0.67
Weighted average diluted shares	576	584	629
(a)The related party expense represents compensation to EG LNG for liquefaction, storage and product handling services, pursuant to the agreement that became effective on January 1, 2024.
(b)In both 2024 and 2023, we applied the estimated U.S. and state statutory rate of 22% to our special items.
(c)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(Per share)	2024	2023	2023
Adjusted Net Income Per Diluted Share
Net income	$0.52	$0.68	$0.66
Adjustments for special items (pre-tax):
Net gain on disposal of assets	—	(0.02)	(0.01)
Exploratory dry well costs, unproved property impairments and other	—	0.01	0.02
Unrealized (gain) loss on derivative instruments	0.04	(0.03)	—
Other	—	0.05	—
Benefit for income taxes related to special items	(0.01)	—	—
Adjustments for special items	0.03	0.01	0.01
Adjusted net income per share(a)	$0.55	$0.69	$0.67
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(In millions)	2024	2023	2023
Segment income
United States	$334	$468	$425
International	82	51	89
Not allocated to segments	(119)	(122)	(97)
Net income	$297	$397	$417
Net operating cash flow before changes in working capital (Adjusted CFO)(a)
Net cash provided by operating activities	$757	$1,080	$865
Changes in working capital	104	(100)	77
Adjusted CFO(a)	$861	$980	$942
Free cash flow
Net cash provided by operating activities	$757	$1,080	$865
Capital expenditures	(603)	(360)	(601)
Change in capital accrual	117	(39)	69
Free cash flow	$271	$681	$333
Adjusted free cash flow(a)
Adjusted CFO(a)	$861	$980	$942
Adjustments:
Capital expenditures	(603)	(360)	(601)
EG return of capital and other(b)	(19)	4	(32)
Adjusted free cash flow(a)	$239	$624	$309
Reinvestment rate(a)	72%	37%	66%
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.
(b)Excludes approximately $12 million of debt issuance costs for the first quarter of 2024, and includes tax withholding for employee stock-based compensation of $18 million and $30 million for the first quarter 2024 and 2023, respectively.

Supplemental Data (Unaudited)	2024 Free Cash Flow Outlook (a)
(In millions)
Expected free cash flow(b)
Expected net cash provided by operating activities	$4,200
Less: Capital expenditures (at mid-point of annual guidance)	(2,000)
Expected free cash flow(b)	$2,200
(a)Based upon an $80/bbl WTI, $2.50/MMbtu Henry Hub and $10/MMbtu TTF price assumption.
(b)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
Net Production	2024	2023	2023
Oil Production (mbbld)
United States	172	180	176
International	9	9	10
Total net production	181	189	186
Equivalent Production (mboed)
United States	326	352	341
International	45	52	55
Total net production	371	404	396

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2024	2023	2023
United States - net sales volumes
Crude oil and condensate (mbbld)	172	179	176
Eagle Ford	65	71	74
Bakken	68	75	63
Permian	28	21	25
Oklahoma	10	10	12
Other United States(a)	1	2	2
Natural gas liquids (mbbld)	75	86	78
Eagle Ford	31	37	33
Bakken	21	26	18
Permian	10	8	10
Oklahoma	13	15	17
Other United States(a)	—	—	—
Natural gas (mmcfd)	477	520	522
Eagle Ford	188	217	222
Bakken	94	101	84
Permian	59	53	61
Oklahoma	134	147	153
Other United States(a)	2	2	2
Total United States (mboed)	326	352	341
International (E.G) - net sales volumes
Crude oil and condensate (mbbld)	11	5	11
Natural gas liquids (mbbld)	6	6	6
Total Natural gas (mmcfd)	156	219	232
Natural gas, sold as gas (mmcfd)(b)	78	219	232
Natural gas, sold as LNG (mmcfd)(c)	78	—	—
Total International (mboed)	43	48	56
Total Company - net sales volumes (mboed)	369	400	397
Net sales volumes of equity method investees
LNG (mtd)(d)	388	1,669	2,112
Methanol (mtd)	935	1,377	1,378
Condensate and LPG (boed)	7,630	5,705	8,817
(a)Includes sales volumes from certain non-core proved properties in our United States segment.
(b)In 2023, the purchasers were primarily our equity method investees EG LNG and AMPCO, in addition to natural gas sold for local electricity generation. In 2024, the purchaser is primarily AMPCO, with continuing sales for local electricity generation. Marathon Oil includes its share of income from EG LNG and AMPCO in the International segment.
(c)Beginning January 1, 2024, Marathon Oil assumes responsibility for shrink and plant losses during liquefaction, which results in a reduction to reported net production and sales volumes for Alba gas sold as LNG. The Company is also subject to an LNG lifting schedule, which may result in an underlift or overlift position. On March 31, 2024, we had unsold LNG inventory equivalent to approximately 24 mmcfd.
(d)LNG sales from equity method investees in 2024 represents final residual volumes sold under the contract terms in place prior to January 1, 2024.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2024	2023	2023
United States - average price realizations(a)
Crude oil and condensate ($ per bbl)	$75.39	$77.28	$74.69
Eagle Ford	74.70	76.71	73.90
Bakken	75.04	77.19	75.81
Permian	78.24	79.05	75.25
Oklahoma	74.52	78.36	73.37
Other United States	73.23	76.45	69.23
Natural gas liquids ($ per bbl)	$22.24	$20.92	$24.27
Eagle Ford	20.97	20.12	24.36
Bakken	21.34	19.29	22.45
Permian	22.63	20.97	24.39
Oklahoma	26.29	25.78	25.95
Other United States	20.62	21.34	24.50
Natural gas ($ per mcf)(b)	$1.97	$2.32	$2.95
Eagle Ford	1.93	2.34	2.83
Bakken	1.82	2.44	4.65
Permian	1.36	1.55	1.86
Oklahoma	2.40	2.49	2.64
Other United States	2.79	2.82	3.27
International (E.G) - average price realizations
Crude oil and condensate ($ per bbl)	$61.86	$47.43	$58.57
Natural gas liquids ($ per bbl)(c)	$1.00	$1.00	$1.00
Average total natural gas ($ per mcf)	$3.71	$0.24	$0.24
Natural gas, sold as gas ($ per mcf)(d)	0.24	0.24	0.24
Natural gas, sold as LNG ($ per mcf)(e)	7.21	—	—
Benchmark
WTI crude oil (per bbl)	$76.91	$78.53	$75.99
Brent (Europe) crude oil (per bbl)(f)	$83.00	$83.72	$81.17
Mont Belvieu NGLs (per bbl)(g)	$23.67	$22.33	$25.33
Henry Hub natural gas (per mmbtu)(h)	$2.24	$2.88	$3.42
TTF (Europe) natural gas (per mmbtu)(i)	$8.79	$13.61	$16.72
JKM natural gas (per mmbtu)(j)	$9.50	$15.83	$17.98
(a)Excludes gains or losses on commodity derivative instruments.
(b)Inclusion of realized gains (losses) on natural gas derivative instruments would have increased the average price realizations by $0.06 per mcf for the fourth quarter 2023 and by $0.28 per mcf for the first quarter 2023.
(c)Represents fixed prices under a long-term contract with Alba Plant LLC, which is an equity method investee. Alba Plant LLC processes rich hydrocarbon gas from the Alba field, and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from Alba Plant LLC in the International segment.
(d)Represents fixed prices under long-term contracts. In 2023, the purchasers were primarily our equity method investees EG LNG and AMPCO, in addition to sales for local electricity generation. In 2024, the purchaser is primarily AMPCO, with continuing sales for local electricity generation. Marathon Oil includes its share of income from EG LNG and AMPCO in the International segment.
(e)Represents prices realized for sales of LNG to third party customers beginning in 2024, indexed to global LNG prices.
(f)Average of monthly prices obtained from Energy Information Administration website.
(g)Bloomberg Finance LLP: Y-grade Mix NGL of 55% ethane, 25% propane, 5% butane, 8% isobutane and 7% natural gasoline.
(h)Settlement date average per mmbtu.
(i)Average of monthly prices obtained from NYMEX Exchange (expressed in $).
(j)Average of monthly prices obtained from Tokyo Commodity Exchange (expressed in $).

The following table sets forth outstanding derivative contracts as of April 30, 2024, and the weighted average prices for those contracts:

	2024			2025
	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Crude Oil
NYMEX WTI Three-Way Collars
Volume (Bbls/day)	60,000	50,000	50,000	—	—	—	—
Weighted average price per Bbl:
Ceiling	$97.44	$95.95	$95.95	$—	$—	$—	$—
Floor	$65.83	$65.00	$65.00	$—	$—	$—	$—
Sold put	$50.83	$50.00	$50.00	$—	$—	$—	$—
Natural Gas
Henry Hub Two-Way Collars
Volume (MMBtu/day)	—	—	—	100,000	100,000	100,000	100,000
Weighted average price per MMBtu
Ceiling	$—	$—	$—	$5.77	$5.77	$5.77	$5.77
Floor	$—	$—	$—	$2.50	$2.50	$2.50	$2.50